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                                                                     EXHIBIT 5.2

                          [LETTERHEAD OF NAUTA DUTILH]

                                          The Board of Directors of
                                           Honeywell Inc.
                                          Honeywell Plaza
                                          Minneapolis, Minnesota 55408
                                          United States of America

                                          The Board of Managing Directors of
                                           Honeywell Finance B.V.
                                          Laarderhoogtweg 18
                                          1101 EA Amsterdam Zuidoost
                                          The Netherlands

                                          Amsterdam, May 20, 1996

Ladies and Gentlemen:

    This opinion is rendered to you at your request in connection with the proposed issue from time to time of up to US$500,000,000 aggregate principal amount of debt securities (the "Debt Securities") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") by Honeywell Inc., a Delaware corporation ("Honeywell"), Honeywell Canada Limited, a corporation incorporated under the laws of the province of Ontario, Canada ("Honeywell Canada") and Honeywell Finance B.V., a private limited liability company under Netherlands law with corporate seat at Amsterdam, the Netherlands (the "Company"). The Debt Securities offered by the Company and Honeywell Canada will be unconditionally guaranteed as to principal of and any premium and interest by Honeywell and will be issued under an indenture (the "Subsidiary Indenture") in the form to be filed as Exhibit 4.2 to the Registration Statement.

    For the purposes of this opinion, I have solely examined and relied on the following documents:

        (i) a photocopy of the deed of incorporation, containing the articles of association of the Company (the "Articles of Association"), dated April 28, 1982 stating that the statement of no objection from the Minister of Justice in The Netherlands has been obtained on April 27, 1982 with number B.V. 246.768, certified by the Commercial Register of the Chamber of Commerce and Industry for Amsterdam-Haarlem, The Netherlands;

        (ii) an extract dated April 11, 1996 (the "Company Extract") from the Commercial Register of the Chamber of Commerce and Industry for Amsterdam-Haarlem, relating to the Company, confirmed to me by telephone to be correct on the date hereof;

       (iii) a certificate of the secretary of Honeywell dated May 9, 1996, listing certain resolutions of the Board of Directors of Honeywell adopted on April 16, 1996, with respect to the issuance of debt securities by Honeywell and certain other wholly-owned subsidiaries of Honeywell ("the Honeywell Board Resolutions");

       (iv) a faxed copy of a shareholders resolution dated May 13, 1996 (the "Shareholders Resolution") by Honeywell as sole shareholder of the Company, co-signed for acknowledgement and

The Board of Directors of
 Honeywell Inc.
The Board of Managing Directors of
 Honeywell Finance B.V.
May 20, 1996
Page 2

    approval by all managing directors (except Mr. L. Hielema) of the Company, approving of the Company's involvement in the transactions contemplated by the Honeywell Board Resolutions, the Shareholders Resolution and the entering into of the Subsidiary Indenture by the Company;

        (v) a copy of the Form of a Subsidiary Indenture marked up and dated May 13, 1996.

    As to matters of fact I have relied upon the documents I have examined and upon statements or certificates of functionaries of the Company and Honeywell and of public officials. With regard to opinion 2, I have specifically relied upon the Shareholders Resolution.

    The following opinion is limited in all respects to the laws of The Netherlands with general applicability as they stand at the present time and as they are interpreted under published case law of the Netherlands courts at the date hereof. I do not express any opinion on public international law or on the rules of or promulgated under or by any treaty or treaty organization.

    This opinion shall be governed by and shall be construed and have effect in accordance with the laws of The Netherlands.

    In rendering this opinion I have assumed that:

        (a) all documents submitted to me and the signatures and initials thereon are genuine and that all documents submitted to me as photocopies or facsimile copies are in conformity with the originals and that all documents will be executed in the form of the drafts submitted to me;

        (b) the Subsidiary Indenture, the Honeywell Board Resolutions, the Shareholders Resolution and all other agreements or instruments relevant hereto are within the power of and have been duly authorized by and constitute the legal, valid and binding obligations, enforceable in accordance with their respective terms, of all parties thereto other than the Company;

        (c) the Honeywell Board Resolutions and the Shareholders Resolution have not been revoked or amended; and

        (d) Mr. L. Hielema approves and acknowledges the Company's involvement in the transactions contemplated by the Honeywell Board Resolutions, the Shareholders Resolution and the entering into of the Subsidiary Indenture by the Company.

    Based upon and subject to the foregoing and subject to the qualification listed below and to any matters, documents or events not disclosed to me, I am at the date hereof of the following opinion:

        1. The Company has been duly incorporated and is validly existing under the laws of The Netherlands as a legal entity in the form of a "besloten vennootschap met beperkte aansprakelijkheid". The Company Extract and our inquiries made today by telephone with the Commercial Register of the Chamber of Commerce for Amsterdam-Haarlem, the bankruptcy registrar (in
    Dutch: faillissementsgriffie) of the District Court in Amsterdam and the civil registrar (in Dutch: civiele griffie) of the District Court in Amsterdam has revealed no information that the Company has been dissolved (in Dutch: ontbonden), granted a suspension of payments (in Dutch: surseance van betaling) or declared bankrupt (in Dutch: failliet verklaard).

        2. If and when the Subsidiary Indenture is duly executed and delivered by Honeywell, as Guarantor, the Company, Honeywell Canada and the Trustee, such Subsidiary Indenture will have been duly authorized by all corporate action of the Company required by the Articles of Association or by Netherlands law.
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The Board of Directors of
 Honeywell Inc.
The Board of Managing Directors of
 Honeywell Finance B.V.
May 20, 1996
Page 3

The opinions expressed above are subject to the following qualification:

        (i) Our inquiries with the Commercial Register of the Chamber of Commerce for Amsterdam-Haarlem and with the bankruptcy registrar and the civil registrar of the District Court in Amsterdam referred to in paragraph 1 above do not provide conclusive evidence that the Company has not been dissolved, granted a suspension of payments or declared bankrupt.

    This opinion speaks as of its date. Without my prior written consent this opinion may not be disclosed to or relied upon by any person other than you and your legal advisers. I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to Nauta Dutilh under the caption "Validity of Debt Securities and Guarantee" contained in the Prospectus included in the Registration Statement.

                                          Sincerely,
                                          /s/ G. WOUTER KERNKAMP
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                                          G. Wouter Kernkamp